CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 27, 2017, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 191 (included in Invesco Unit Trusts, Municipal Series 1255) as of December 31, 2016, and for the period from January 15, 2016 (date of deposit) through December 31, 2016 and the financial highlights for the period from January 15, 2016 (date of deposit) through December 31, 2016, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-205289) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2017